Exhibit 10.5

FLEXENERGY ENERGY SYSTEMS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered by and between FlexEnergy Energy Systems, Inc., a Delaware corporation (the “Company”), and Mark G. Schnepel (“Executive”).

1.                   Duties and Scope of Employment.

(a)                Title and Duties. As of the Effective Date (as defined in Section 3 below), Executive will be employed and serve as President and Chief Executive Officer of the Company. During the Employment Term, and without any additional compensation in connection with such service, Executive shall also serve as an officer of such affiliates of the Company as the Board may determine from time to time. During the Employment Term (as defined in Section 3 below), Executive will have authority and render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s position(s) provided above, and Executive agrees to perform such other duties and functions as may from time to time be reasonably determined by the Board. The “Board” means (i) the board of directors of FlexEnergy Green Solutions, Inc. (“FGS”) if the Company is a direct or indirect subsidiary of FGS; or (ii) the board of directors or analogous governing body of the Company if the Company is not a direct or indirect subsidiary of FGS.

(b)                Obligations. During the Employment Term, and excluding any periods of vacation, sick leave, or other leave to which the Executive is entitled, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote such time as reasonably necessary to fulfill Executive’s responsibilities in the position. Executive and the Company agree that the Company represents Executive’s principal business focus. Except as may otherwise be approved by the Company from time to time, Executive’s services shall be primarily performed at the Company’s office at Portsmouth, New Hampshire, or other locations less than 50 miles from such location determined by the Company. Executive agrees to travel as reasonably necessary to fulfill Executive’s responsibilities in the position. During the Employment Term, Executive agrees that Executive shall maintain loyalty to the Company, shall take no action that would be injurious to the Company interests, and shall comply with all rules, regulations and policies of the Company. During the Employment Term, it shall not be a violation of this Agreement for Executive to (i) serve on up to two (2) civic or charitable boards or committees (and other board and committees from time to time as approved by the Board), (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments and business endeavors, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(c)                Executive’s Employability. Executive represents and warrants that: (i) Executive has the right to execute, deliver and perform Executive’s duties under this Agreement, and (ii) Executive is not a party to any other agreements, arrangements or obligations (e.g., confidentiality agreements, noncompetition agreements), whether written, oral or implied, which include terms that would limit Executive’s ability to execute, deliver and perform Executive’s duties under this Agreement or which are otherwise inconsistent with this Agreement. This warranty will remain in full force and effect throughout the Employment Term (as defined in Section 3 below).

2.                   Compensation.

(a)                Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at rate of $24,625.00 per month (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices, subject to applicable deductions and withholdings. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)                Annual Bonus. Executive shall be eligible for an annual bonus (collectively the “Annual Bonus”) during the Employment Term in a target amount equal to 50% of Base Salary, to be earned based on such targets, criteria, terms and conditions as be determined by the Board (or a duly authorized committee thereof) in its sole discretion, subject to the terms of this Agreement. Any such Annual Bonus (i) will only be determined and awarded after the completion of the audited financial statements for FGS with respect to the applicable annual period for which the Annual Bonus is to be earned; (ii) will only be awarded and paid if both (A) Executive remains employed with the Company during the full annual period for which the Annual Bonus is to be earned and (B) (I) Executive remains employed with the Company through the award and payment of the Annual Bonus or (II) subject to Section 4(b), Executive’s employment with the Company is terminated by the Company without Cause between the last day of the annual period for which the Annual Bonus is to be earned and the date on which the Annual Bonus would otherwise be paid; and (iii) will be paid as soon as practicable, but not later than 45 days, after the completion and public release of audited financial statements for FGS with respect to the applicable annual period for which the Annual Bonus is earned.

(c)                Equity Incentives.

(i)                 Incentive Award Plan Eligibility. Executive shall be eligible to participate in, and receive one or more grants under, the FlexEnergy Green Solutions, Inc. 2021 Incentive Award Plan (the “Incentive Plan”). Any such awards and the terms and conditions thereof shall be subject to the discretion of the board of directors of FGS and set forth in award documentation as such board of directors deems reasonably necessary in connection with any such award.

(ii)               Issuance of Shares One Year After IPO. The Company agrees to cause the issuance to Executive under the Incentive Plan (pursuant to then-current forms of award agreement under the Incentive Plan), after the one (1) year anniversary of the IPO (as defined in Section 3 below), of an amount of shares of common stock of FGS equal to 1.2% of the total number of shares initially available under the Plan if (A) Executive remains employed by the Company throughout the one (1)-year period immediately following the IPO, (B) Executive is terminated by the Company without Cause (defined below) during one (1)-year period immediately following the IPO, or (C) Executive terminates this Agreement for Good Reason.  For the avoidance of doubt, no shares will be issued to Executive if Executive fails to remain employed by the Company during the one (1)-year period immediately following the IPO under any other circumstances (ex. resignation by Executive without Good Reason, termination by the Company for Cause).

(iii)             Initial Stock Option Award. Without limiting Sections 2(c)(i) or 2(c)(ii) above, the Company will recommend to the FGS board of directors that Executive receive a stock option award to purchase, (A) at an exercise price determined by the FGS board of directors in accordance with the requirements of the Incentive Plan, (B) (I) shares of common stock of FGS in an amount equal to 2% of the total number of shares initially available under the Plan, to be initially vested and exercisable upon grant, and (II) shares of common stock of FGS in an amount equal to 8% of the total number of shares initially available under the Plan, to vest and become exercisable over a four (4)-year period with 25% vesting on each anniversary of the IPO (defined below) subject to Executive’s continuous service through the applicable anniversary, (C) not subject to any adjustment pursuant to Section 12 of the Incentive Plan, without Executive’s written consent, that would reduce the number of shares subject to the stock option or increase the exercise price applicable to the stock option (except to provide equitable adjustment with respect to a reverse stock split or other event specified in Section 12(i) of the Incentive Plan having a substantively similar effect on the outstanding capital of FGS), and (D) otherwise subject to the general terms and conditions of the Incentive Plan. Notwithstanding the foregoing, it is hereby acknowledged and agreed that no stock option award to Executive has been approved by the FGS board of directors, and Executive has no right to receive (and neither the Company nor FGS has any obligation to issue) any stock option award unless and until the FGS board of directors has actually approved any such stock option award and the full terms thereof (including the applicable exercise price).

(d)                Expense Reimbursement. During the Employment Term, the Executive shall be entitled to reimbursement of reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time (the “Expense Reimbursement”). All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(e)                Vacation. Executive shall be entitled to a minimum of three (3) weeks paid vacation per year, in accordance with the Company’s standard vacation policy.

(f)                 Employee Benefits. During the Employment Term, Executive will be considered a full-time employee and be entitled to participate in the employee benefit plans and programs currently and hereafter maintained by the Company of general applicability to other Employees of Executive’s classification at the Company (the “Benefits”). The Company reserves the right to cancel or change the Benefit plans and programs it offers to its employees at any time. In the event of any dispute between this Agreement and the terms of any Benefit summary plan description, the terms of the summary plan description shall control.

3.                   Effective Date; Term of Employment.

(a)                Employment Term; Effective Date. The “Employment Term” under this Agreement will commence on the Effective Date and will continue until the Executive’s employment terminated by either the Company or Executive as provided in Section 3(b) of this Agreement. This Agreement shall only become a legally effective agreement binding on Executive and the Company on the closing date (the “Effective Date”) of an initial public offering of the common stock of FGS pursuant to a registration statement filed under the Securities Act of 1933, as amended (an “IPO”). If an IPO does not close on or before January 31, 2022, then this Agreement shall thereafter be void and no legal force or effect.

(b)                Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)                 Death. Immediately upon Executive’s death.

(ii)               Termination by Executive.

(1)                Generally. If terminated by Executive without Good Reason, upon written notice by Executive to the Board that Executive is terminating employment (a “Resignation Notice”), which termination shall be effective 60 days after the date of such notice, or such earlier date as specified in writing by the Company in its sole discretion during such 60-day period; or

(2)                For Good Reason. If terminated by Executive for Good Reason, upon written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the Good Reason, which termination shall be effective 30 days after the date of such notice, or such earlier date as specified in writing by the Company in its sole discretion during such 30-day period. For the avoidance of doubt, such termination shall not constitute a termination for Good Reason if Company cures the conditions identified in Executive’s notice as provided in Section 3(d)(iii).

(iii)             Termination by the Company.

(1)                For Cause. If terminated by the Company for Cause (defined below), upon written notice by the Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company;

(2)                Without Cause or Disability. If terminated by the Company for reasons other than for Cause or Disability, upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective immediately after the date of such notice or such later date as specified in writing by the Company; or

(3)                For Disability. If terminated by the Company because of Executive’s Disability (defined below), upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective 30 days after the date of such notice or such later date as specified in writing by the Company, unless within such period Executive becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company so certifies in writing) and Executive in fact resumes such services.

(c)                Deemed Termination for Cause. Notwithstanding anything in this Agreement to the contrary, if (i) the Company at any time determines that Cause existed at the time of Executive’s termination or written notice thereof, (ii) Executive has breached or breaches the terms of Section 5, then upon written notice by the Company to Executive (i) the Executive’s termination shall be deemed be (or have been) terminated by the Company for Cause pursuant to Section 3(b)(iii)(1) (including for purposes of Section 4 and Section 6(g)(ii)(1)), (ii) the Company may immediately cease payments of any Basic Severance Payments and/or any Extended Severance Payments that may otherwise be due to Executive, and (iii) the Company may recover from Executive any Basic Severance Payments and/or any Extended Severance Payments that may have already been paid to Executive. The cessation and recovery of such any payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company with respect to the matters constituting Cause, including, without limitation, the right to specific performance and/or injunctive or other relief.

(d)                Certain Definitions.

(i)                 Definition of Cause. For purposes of this Agreement, “Cause” means any of the following: (A) conviction of, or the entry of a plea of guilty or no contest to, a felony, a crime of moral turpitude, or any other crime that causes the Company public disgrace or disrepute, or which materially and adversely affects the Company’s operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of Executive’s employment or other service; (C) alcohol abuse or use of either illegal drugs or controlled drugs (other than in accordance with a physician’s prescription); (D) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof (and for the avoidance of doubt, the relevant refused obligation or duty will be specifically identified in such written notice); (E) material breach of any agreement with or duty owed to the Company, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof (and for the avoidance of doubt, if applicable, the relevant breached duty will be specifically identified in such written notice); (F) any breach of any obligation or duty to the Company (whether arising by statute, common law or agreement) relating to confidentiality, non-competition, non-solicitation, trade secrets, and/or proprietary rights; (G) material violation of the Company’s written policies or codes of conduct, including those related to discrimination, harassment, performance of illegal or unethical practices, and ethical misconduct; or (H) in the case of a director, repeated failure to participate in Board meetings (including meetings of any Board committee of which the director is a member) on a regular basis despite having received proper notice of meetings in advance.

(ii)               Definition of Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform one or more of the essential functions of Executive’s job due to Executive’s physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365 consecutive day period; provided however, that (A) if the Company determines that Executive has become Disabled, the Company shall notify Executive of its determination; (B) Executive may then request a reasonable accommodation (as that term is defined under the Americans with Disabilities Act) from the Company to assist in his/her return to work; (C) the Company will determine whether Executive’s request can be reasonably accommodated without undue hardship no later than 30 days after Executive requests an accommodation (with additional time being provided in the event of Executive or Executive’s medical provider delaying in providing information that is necessary to the Company’s determination); and (D) in the event Executive’s request cannot be reasonably accommodated (and/or presents an undue hardship), the Company may, by notice given in the manner provided in this Agreement, terminate Executive’s employment hereunder.

(iii)             Definition of Good Reason. For purposes of this Agreement, “Good Reason” means any of the following within the prior 90 days without Executive’s approval: (A) any material diminution of Executive’s authority, duties or responsibilities with or to the Company, other than (i) a paid leave of absence at the direction of and approved by the Board or (ii) an unpaid administrative leave imposed for the purposes of investigating or addressing misconduct by Executive; (B) the Board assigns Executive duties or responsibilities that are materially inconsistent with Executive’s position; (C) any material breach of this Agreement by the Company, including, without limitation, a reduction in Executive’s Base Salary below the amount specified in Section 2(a) without Executive’s consent; or (D) a change in the geographic location at which Executive must primarily perform services to a location more than 50 miles from Portsmouth, New Hampshire without Executive’s approval. Executive must give the Company written notice of Executive’s intention to terminate employment for Good Reason, which notice must state the grounds on which the proposed termination for Good Reason is based. Executive must provide such written notice of the occurrence of these grounds no later than 90 days after their initial occurrence. The Company may remedy these condition(s) within 15 days of receiving notice from Executive and no “Good Reason” will exist if the Company remedies such condition(s) during such 15-day period.

(iv)              Definition of Change in Control Period. For purposes of this Agreement, a “Change in Control Period ” means the one (1)-year period commencing six (6)-months prior to a Change in Control (as defined in the Incentive Plan).

(e)           Transition Assistance. For a period of 30 days following the effective date of Executive’s resignation, Executive shall make himself or herself available to the Company and/or its agents (i) for the purpose of facilitating an efficient transition of Executive’s job related responsibilities and duties to other designated individuals, and (ii) to respond to questions from the Company and/or its agents regarding information and/or activities in which Executive was engaged while employed by the Company; provided that the foregoing time period is based on Executive’s reasonable efforts to cooperate, Executive will not be entitled to additional compensation for such availability and cooperation; and further provided that such assistance shall be reasonable and not substantially interfere or conflict with Executive’s responsibilities to any new employer.

4.                   Payments upon Termination.

(a)                Generally; Accrued Obligations. If Executive’s employment is terminated for any reason, then the Company shall pay Executive the Accrued Obligations promptly following the effective date of such termination. “Accrued Obligations” means (A) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid, any bonus that has been awarded to Executive as of the date of termination of Executive’s employment but has not yet been paid to Executive, (B) and the amount of any unreimbursed Expense Reimbursement. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)                Termination by the Company without Cause or Termination for Good Reason. If the Company terminates Executive’s employment without Cause or the Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, and subject to (A) the Executive signing a separation and release agreement in the form attached as Exhibit A, and as such form may be updated by the Company from time to time at any time to conform with changes in applicable laws (a “General Release”) and (B) the General Release becoming effective and irrevocable, all within 60 days after the date of termination (or such shorter period as set forth in the General Release), the Company shall pay Executive:

(i)                 the Basic Severance Payments, or

(ii)               if the Board, in its sole discretion, elects (by written notice to Executive within 10 days following the termination of Executive’s employment) that the Company will pay Extended Severance Payments to Executive instead of the Basic Severance Payments pursuant to Section 4(b)(i), the Extended Severance Payments (instead of the Basic Severance Payments); and

if applicable pursuant to Section 2(b), an Annual Bonus with respect to the preceding annual period.

(c)                Terminations without Cause during a Change in Control Period. If the Company terminates Executive’s employment without Cause during a Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a General Release and (ii) the General Release becoming effective and irrevocable, all within 60 days after the date of termination (or such shorter period as set forth in the General Release), the Company shall pay Executive the Extended Severance Payments.

(d)                COBRA Premiums.

(i)                 Subject to Section 4(d)(ii), if (A) Executive is entitled to Basic Severance Payments or Extended Severance Payments (including, without limitation, Executive’s timely execution and delivery of a General Release that has become effective and irrevocable), and (B) Executive is eligible for and timely and properly elects continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Company will pay or promptly reimburse the COBRA premium amounts required for the continued coverage of Executive and Executive’s dependents (if any) under the Company’s group health care plans at the same levels that would have applied if Executive’s employment had not terminated (if possible) until the end of the Basic Severance Term or Extended Severance Term, as applicable (or until such earlier time as Executive ceases to be eligible for COBRA coverage, if earlier) (the “COBRA Premiums”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premium without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive a monthly cash payment equal to the applicable COBRA Premium for that month.

(ii)               If, however, health care insurance benefits are available to Executive from a new employer, the Company shall have no further obligation relating to payment of additional COBRA Premiums. Executive agrees to promptly inform the Company if and when health care insurance benefits are available from a new employer, and to reimburse the Company for any amounts paid with respect to COBRA Premiums to the extent paid after health care insurance benefits are available to Executive from a new employer.

(e)                Certain Definitions.

(i)                 Basic Severance Payments; Basic Severance Term. For purposes of this Agreement, “Basic Severance Payments” means, to the extent applicable, the monthly cash severance at the Base Salary rate, less standard withholdings and deductions, to be paid during the Basic Severance Term. For purposes of this Agreement, “Basic Severance Term” means the six (6)-month period immediately following the termination date of Executive’s employment.

(ii)               Extended Severance Payments; Extended Severance Term. For purposes of this Agreement, “Extended Severance Payments” means, to the extent applicable, the monthly cash severance at the Base Salary rate, less standard withholdings and deductions, to be paid during the applicable Extended Severance Term. For purposes of this Agreement, “Extended Severance Term” means the one (1)-year period immediately following the termination date of Executive’s employment.

(f)                 Execution of General Release. For the avoidance of doubt, the Company shall not be obligated to pay Executive any severance payments unless a General Release has been timely executed and delivered by Executive and such General Release has become effective and irrevocable.

(g)                Limited Rights to Severance Payments. For clarity, (i) entitlement to severance payments of any kind pursuant to this Agreement shall only be possible if (A) the Company terminates Executive’s employment without Cause, or (B) Executive terminates this Agreement for Good Reason; and (ii) no severance payment obligations shall arise out of (W) a termination of this Agreement by the Company with Cause, (X) a termination of this Agreement by the Executive without Good Reason, or (Y) a termination of this Agreement due to Executive’s death or Disability.

(h)                No Continued Vesting. For the avoidance of doubt, vesting of any grants under the Incentive Plan or any other stock, stock option or other incentive awards shall cease upon the date of any termination of Executive’s employment, and shall not continue to vest for the remainder of any Noncompetition Period, Non-Solicitation Period or during any applicable Basic Severance Term or Extended Severance Term.

(i)                 Execution of General Release. In accordance with Section 4(b), Section 4(c) and Section 4(d), to receive the payments set forth in those Sections, Executive’s or Executive’s estate’s, if applicable, General Release must be executed, effective and irrevocable before the expiration of 60 days after the date of termination. The payments specified in these Sections will begin as soon as practicable (not to exceed 30 days) after the General Release is executed, effective and irrevocable, but if the 60-day period could span two (2) tax years, the payments must be made in the later year. For example, if the Company terminates Executive’s employment without Cause on December 15, Executive has 60 days—until February 13 —for a General Release to be sign and become effective and irrevocable. In this case, payments due in accordance with Section 4(b), Section 4(c) or Section 4(d) may not begin until the following year, even if the release was signed, effective and irrevocable in December. If Executive’s or Executive’s estate’s, if applicable, General Release is not executed, effective and irrevocable before the end of the 60-day-period, then the Executive and Executive’s estate forfeit, on behalf of Executive and all who might claim through Executive, the payments that would otherwise be due under the applicable Section of this Agreement.

5.                   Confidentiality and Invention Assignment Agreement. Executive has executed, and as applicable shall execute, the Company’s Confidentiality and Invention Assignment Agreement, the current form of is attached as Exhibit B, and as updated from time to time (“CIIA”), the provisions of which are hereby incorporated by reference and shall govern the Executive’s obligations and responsibilities with regard to the Company Confidential Information (as that term is defined in the CIIA), the assignment of intellectual property, and other matters. Executive agrees to comply with the terms of the CIIA. To the extent that any provision of the CIIA conflicts with any provision in this Agreement, the provisions requiring Executive to comply with the higher standard shall govern.

6.                   Restrictive Covenants.

(a)                Acknowledgement. Executive agrees that, during the Employment Term, Executive (i) has a duty of loyalty to the Company, and (ii) shall not engage in or undertake any action that conflicts with the undivided loyalty owed by Executive to the Company. Executive represents and warrants that Executive has no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Executive’s obligations to the Company under this Agreement, or Executive’s ability to perform Executive’s duties to the Company. Executive acknowledges and agrees that: (A) Executive’s employment with the Company has brought Executive into close contact with Confidential Information of the Company and its customers, vendors, suppliers, employees, and independent contractors; and (B) the agreements and covenants contained in this Section 6 are essential, reasonable, and no broader than necessary to protect the reasonable business interests and goodwill of the Company. Executive further acknowledges, represents, and agrees that the terms of this Section 6 do not and will not pose an undue hardship on Executive, and that Executive will be able to maintain gainful employment notwithstanding the terms of this Section 6. Executive further acknowledges, represents, and agrees that he/she has received valuable consideration (including, but not limited to, a payment of five hundred dollars ($500.00) that is expressly for the purposes of serving as consideration for this Section 6) that is sufficient to support the promises being made by Executive herein. Accordingly, Executive covenants and agrees to the following restrictive covenants.

(b)                Non-Solicitation of Company Employees and Contractors. Executive agrees that during the Non-Solicitation Period (defined below), Executive shall not directly or indirectly (i) hire, employ, recruit, solicit, lure or entice away, or in any other manner persuade or attempt to persuade, any employee of the Company to discontinue such employee’s employment with the Company or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its relationship with the Company; provided, that, the foregoing shall not be breached by general advertisements not targeted at employees or independent contractors of the Company.

(c)                Non-Solicitation of Company Customers. Executive agrees that, during the Non-Solicitation Period, Executive shall not directly or indirectly (i) solicit or assist in the solicitation by any third party of any Covered Customer (defined below) for the purpose of providing services or products that compete with, or are similar to, the service or product offerings of the Company, except when such solicitation is done on behalf of the Company, or (ii) discourage any Covered Customer from obtaining of services or products from the Company.

(d)                Non-Interference with Vendors and Service Providers. Executive agrees that, during the Non-Solicitation Period, Executive shall not directly or indirectly negatively influence or otherwise interfere with the Company’s relationships with vendors, suppliers, consultants, advisors, or other service providers of the Company.

(e)                Non-Competition with the Company. Executive agrees that, during the Non-Competition Period, Executive shall not directly or indirectly, as a director, manager, member, stockholder, partner, owner, employee, consultant, or agent of any business, or in any other capacity, other than on behalf of the Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation, or other entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages, or controls any venture or enterprise in all or a part of the Restricted Area, that engages in (A) the manufacture, sale, lease, service or other manner of offering of products or services that provide natural gas or hydrogen fueled distributed power generation with a single unit nameplate capacity of up to 5MW (which excludes, for the avoidance of doubt, the manufacture, sale, lease, service or other manner of offering of batteries, solar or wind powered energy generation equipment, or electrochemical (non-combustion) powered fuel cells), (B) the manufacture, sale, lease, service or other manner of offering of heat exchanger/transfer products that can operate with gases at a temperature above 1000° Fahrenheit or (C) any other new line of business, products or services offered or in development by FGS or any direct or indirect subsidiary thereof during the prior six months of the Employment Term and in which Executive has had material involvement (the “Restricted Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, less than 2% of the publicly traded common equity securities of any company engaged in the Business (so long as Executive has no power to manage, operate, advise, consult with, or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Executive in connection with any permissible equity ownership).

(f)                 Non-Disparagement. Executive also agrees that, during the Non-Solicitation Period, Executive shall not directly or indirectly (i) disparage the Company, its affiliates and their respective directors, officers, managers, managers, employees, or agents, or (ii) make any public statement that could reasonably be expected to materially and adversely affects the reputation, brand, or business of the Company. This provision does not apply to any statements made to governmental agencies for the purposes of asserting, or participating in any investigation by such agencies concerning, Executive’s statutory rights. In the event of a termination of Executive’s employment (other than a termination for Cause, including pursuant to Section 3(c)), subject to a General Release for Executive being signed, delivered, effective and irrevocable, and further subject to Executive’s compliance and continuing compliance with Executive’s continuing obligations of this Agreement (including this Section 6), then the Company shall cause the FGS board of directors and FGS executive officers (while such individuals serve in such capacities) not to disparage Executive during the remainder of the Non-Solicitation Period. This provision does not apply to any statements or other disclosures by the Company, the FGS board of directors or FGS executive officers for the purpose of or necessary for compliance with federal or state securities laws, as well as rules of any securities exchange on which any securities of the Company, including FGS, are then traded.

(g)                Certain Defined Terms. The following terms, when used in this Section 6, will have the respective meanings set forth below:

(i)                 “Restricted Area” means the area within the United States, Canada and each other country and territory for which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company; provided however if any court of competent jurisdiction determines that the geographic scope of such Restricted Area is unreasonable, the “Restricted Area” means with respect to the United States, Canada and each other country and territory for which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company, the area within each state or territory thereof for which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company; provided however if any court of competent jurisdiction determines that the geographic scope of such Restricted Area is unreasonable, the “Restricted Area” means with respect to the United States, Canada and each other country and territory for which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company, the area within each county or similar jurisdiction thereof for which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company; provided, however if any court of competent jurisdiction determines that the geographic scope of such Applicable Area is unenforceable, the “Restricted Area” means within 50 miles of any location at which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company.

(ii)               “Non-Competition Period” means:

(1)                the period during Executive’s employment with the Company and for the one (1)-year period after the end of Executive’s employment with the Company if Executive’s employment (A) is terminated by the Company for Cause, (B) is terminated by the Company without Cause during a Change in Control Period, or (C) is terminated by Executive other than for Good Reason.

(2)                the period during Executive’s employment with the Company and for the six (6)-month period after the end of Executive’s employment with the Company if Executive’s employment is terminated in any circumstances not provided in Section 6(g)(ii)(1)(A), (B) or (C) above; provided, however, that the Board may, in its sole discretion, elect (by written notice to Executive within 10 days following the termination of Executive’s employment) that the Company will pay Extended Severance Payments to Executive (instead of any Basic Severance Payments), in which case the “Non-Competition Period” instead means the period during the Executive’s employment with the Company and for the one (1)-year period after the end of Executive’s employment with the Company.

(iii)             “Non-Solicitation Period” means the period during Executive’s employment with the Company and for the one (1)-year period after the end of Executive’s employment with the Company.

(iv)              “Company” includes the Company and any of the Company’s affiliates.

(v)                “Covered Customers” means persons; firms; associations; partnerships; corporations; limited liability companies; institutions, local, state, federal and foreign entities or agencies; and other entities (A) to which the Company provided services or products before or during Executive’s employment with the Company, (B) in relation to which Executive has provided any of the Services, or (C) that the Company (or Executive in connection with the Services) has contacted or solicited with respect to the provision of services or products before or during Executive’s employment with the Company.

(vi)              An “employee” or “independent contractor” of the Company is any person who is an employee or independent contractor, respectively, of any of the Company on the date hereof or who becomes an employee or independent contractor of the Company during Executive’s employment with the Company.

(h)                Remedies. If Executive breaches any of the provisions contained in this Section 6, the Company shall have the remedies set forth below, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The provisions of this Section 6 are intended to be for the benefit of the Company and its affiliates, and any of the Company or its affiliate may enforce such provisions. Executive recognizes and acknowledges that a breach of the covenants contained in this Section 6 will cause irreparable harm to the goodwill and business of the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, in the event of an alleged or threatened breach by Executive of any of the provisions of this Section 6, the Company may, in addition to all other rights and remedies existing in its favor, seek specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. Additionally, if Executive breaches Executive’s obligations under Section 5 or Section 6, then the Company may immediately cease payments of any Basic Severance Payments and/or any Extended Severance Payments and may recover any Basic Severance Payments and/or any Extended Severance Payments paid to Executive after such breach. The cessation and recovery of such payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company including, without limitation, the right to specific performance and/or injunctive or other relief.

(i)                 Severability. In the event any provision of this Section 6 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(j)                 Enforceability. The Parties each acknowledge that the other party acted in good faith in the negotiation and execution of the provisions in this Section 6. In particular, the Parties acknowledge that given the nature of Executive’s duties and responsibilities (and Executive’s associated influence over the Company’s business and its relationships with its customers), the restrictions and duration of the obligations set forth in this Section 6 are reasonable and no broader than necessary to protect the legitimate business interests of the Company and the goodwill thereof. Executive further acknowledges that the restrictions and duration of this Section 6 do not and will not impose an unreasonable hardship upon Executive. The Parties further agree that the requirements of this Section 6 shall survive the termination of Executive’s employment with the Company.

(k)                Waiver or Inapplicability of Non-Competition Obligations. Executive may submit to the Board a written description setting out a reasonable description (including without limitation the identity of any associated employer and other relevant parties) of any contemplated activity that would or may otherwise violate or contravene Executive’s obligations under Section 6(e) (the “Specified Activity”), and request that the Board waive or otherwise confirm the inapplicability of Executive’s obligations under Section 6(e) with respect to such Specified Activity. If and to the extent the Board confirms in writing to Executive the waiver or inapplicability of Executive’s obligations under Section 6(e) with respect to the Specified Activity (such waiver or confirmation, not to be unreasonably withheld based on the interests of the Company), then Executive shall thereafter have no liability or obligation under Section 6(e) with respect to the Specified Activity.

7.                   Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation or benefits pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. None of the obligations of Executive under this Agreement may be assigned or transferred. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

8.                   Notices. All notices, requests, demands and other communications called for under this Agreement will be in writing and will be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by email or by other electronic means directed to the party to be notified at the address or email address indicated for such party on the signature page to this Agreement, or at such other address or email address as such party may designate by 10 days’ advance written notice to the other parties hereto. All such notices and other communications will be deemed given upon personal delivery, three (3) days after the date of mailing, or when sent if given via email or other electronic means.

9.                   Severability. In the event that any provision(s) of this Agreement becomes or is declared by an arbitrator or a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without such provision(s).

10.               Arbitration.

READ THE FOLLOWING ARBITRATION PROVISION CAREFULLY. IT LIMITS CERTAIN OF YOUR RIGHTS, INCLUDING YOUR RIGHT TO OBTAIN REDRESS THROUGH COURT ACTION

(a)                Executive and the Company agree that other than any claims (by Company or Executive) for injunctive relief, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be settled by binding arbitration to be held in New Hampshire in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)                The arbitrator(s) will apply New Hampshire law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

(c)                EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS (OTHER THAN THOSE FOR INJUNCTIVE RELIEF) WHICH ARISE OUT OF, RELATE TO, OR ARE IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, CLAIMS OF DISCRIMINATION, HARASSMENT, OR RETALIATION, OTHER THAN CLAIMS FOR INJUNCTIVE RELIEF.

(d)                The Parties each acknowledge and agree that they have had ample time to consider the terms of this arbitration agreement, that they each negotiated it at arms-length with equal bargaining power,

/s/ Mark G. Schnepel
Executive Signature Signifying Agreement To Arbitration

11.               Integration/Waiver. This Agreement, its exhibits, and the confidentiality and invention assignment agreement described in Section 5 above represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including without limitation any employment agreement previously signed by Executive. To the extent that any provision of the CIIA conflicts with any provision in this Agreement, the provisions requiring Executive to comply with the higher standard shall govern. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

12.               Tax Withholding. All payments made pursuant to this Agreement will be subject to applicable taxes and other withholdings or deductions authorized or required by law.

13.               Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW HAMPSHIRE WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. EACH PARTY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE DISTRICT OF NEW HAMPSHIRE SUBJECT TO THE ARBITRATION PROVISION SET FORTH IN SECTION 10.

14.               Attorneys’ Fees. In the event of arbitration or litigation arising from or relating to this Agreement, each party shall be responsible for such party’s own attorneys’ fees and costs and expenses including expert witness fees.

15.               Construction of Agreement. The parties have participated jointly in the negotiating and drafting of this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship.

16.               Captions. Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

17.               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.               Code Section 409A. To the fullest extent applicable, amount and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, notwithstanding anything in the Agreement to the contrary, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement must be interpreted and administered to the extent possible, or amended, to comply with the applicable requirements of Section 409A with respect to these amounts or benefits.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

“COMPANY”

FlexEnergy Energy Systems, Inc.

By:	/s/ Wes Kimmel
Name:	Wes Kimmel
Title:	Chief Financial Officer
Date:	December 13, 2021

Address:

112 Corporate Drive, Suite 3
Portsmouth, NH 03801
Attn.: Board of Directors
Email:	wes.kimmel@flexenergy.com

“EXECUTIVE”

/s/ Mark G. Schnepel
Mark G. Schnepel
Date:	December 13, 2021

Address:

[***]
[***]

Email:	[***]

Exhibit A

Form of General Release

SEVERANCE AGREEMENT AND RELEASE

You are advised to consult with an attorney before executing this Agreement.

This Severance Agreement and Release (the “Agreement”) is entered into knowingly and voluntarily by and between Mark Schnepel (“Employee”) and FlexEnergy Energy Systems, Inc., a Delaware corporation (“Company”). Employee and the Company may be collectively referred to as the “Parties.”

RECITALS

A.       Employee was employed as an executive of the Company.

B.       Employee’s employment ended on or about _______________ (“Separation Date”).

C.       The Company and Employee desire to resolve any and all issue(s) between them under the terms of this Agreement, including, but not limited to, any issue(s) arising out of or relating to Employee’s employment with the Company and the separation thereof.

AGREEMENT

In consideration of the promises set forth below, the sufficiency of which is acknowledged, the Parties agree as follows:

I.       Consideration. In consideration of Employee’s execution, non-revocation, and compliance with the full terms of this Agreement, the Company will pay to Employee severance and certain other payments as expressly set forth in Sections 4(b), 4(c) and 4(d) of Employee’s Executive Employment Agreement, dated December 13, 2021 (the “Severance Payment”). The Severance Payment will be subject to applicable withholdings and be made available to Employee according to the time frame set forth in Section 4 of Employee’s Executive Employment Agreement.

II.        Representations and Warranties. Employee understands and expressly acknowledges and agrees that:

•	Employee has the sole right and exclusive authority to execute this Agreement;

•	Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action referred to in this Agreement;

•	No other person or entity has or has had an interest in the claims, demands, obligations, or causes of action referred to in this Agreement;

•	The Severance Payment that Employee will receive in exchange for signing this Agreement is in addition to anything of value to which Employee is already entitled;

•	Employee has been properly and timely paid all wages and/or other amounts due.

•	The Severance Payment provided for in this Agreement is all that Employee will ever receive from the Company or any Released Parties (defined below) for any and all claims, demands, obligations, or causes of action released in this Agreement;

•	This Agreement and its terms shall not be construed as an admission of any liability whatsoever on the part of the Company or any Released Parties described in this Agreement; To the contrary, liability is and always has been expressly denied;

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•	As of the date of execution of this Agreement, Employee has no work-related illness or injury and has not filed any workers’ compensation claims relating to his employment with the Company; and

•	The foregoing representations and warranties are essential terms of this Agreement and, as such, Employee affirms that each of those representations and warranties is accurate as of the date of Employee’s execution of this Agreement.

III.        Release of Claims.

A.       Employee, for himself, his marital community (if any), his agents, heirs, executors, administrators, and assigns, knowingly and voluntarily fully releases and discharges forever:

•	FlexEnergy Energy Systems, Inc. and its parent, subsidiary, and affiliated entities;

•	The Company’s past and present owners, directors, officers, partners, managers, agents, shareholders, employees, attorneys, investors, accountants, insurers, and representatives; and

•	The predecessors, successors, and assigns of the above entities or individuals and the spouses of these individuals

(collectively referred to as the “Released Parties”) from any and all agreements, debts, claims, demands, actions, judgments, causes of action, and liabilities of every kind or nature, known or unknown, that Employee, individually or as a member of a class, ever had or now has under the laws of any jurisdiction, including, without limitation, the state in which Employee worked for the Company.

B.       Without limiting Paragraph III.A in any way, Employee knowingly and voluntarily releases any and all claims arising under: the Civil Rights Acts of 1866, 1871, 1964 and 1991; any and all state law pertaining to the employer-employee relationship; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Health Insurance Portability and Accountability Act; the Americans with Disabilities Act; the National Labor Relations Act; the Family and Medical Leave Act; the Patient Protection and Affordable Care Act; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; any whistleblower statute; any statute concerning the making or enforcing of contracts; and all similar provisions under all other federal, state, and local laws.

C.       Without limiting Paragraphs III.A and B in any way, Employee also voluntarily releases all equitable claims and all common law claims, including without limitation claims of or for: breach of an express or an implied contract; breach of the covenant of good faith and fair dealing; unpaid wages, salary, commissions, incentive pay, fringe benefits, severance, vacation, bonuses or other benefits; unjust enrichment; negligent or intentional interference with contractual relations; negligent or intentional interference with prospective economic relations; estoppel; fraud; negligence; negligent or intentional misrepresentation; personal injury; slander; libel; defamation; false light; injurious falsehood; invasion of privacy; wrongful discharge; failure to hire; retaliatory discharge; constructive discharge; negligent or intentional infliction of emotional distress; negligent hiring, supervision or retention; loss of consortium; punitive damages; and any claims that may relate to drug and/or alcohol testing.

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D.       Employee further acknowledges and agrees that the release contained in this Agreement is a general release, and that he further waives and releases any and all claims which exist as of this date, including those of which he does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect his decision to sign this Agreement. It is Employee’s intent to waive any and all claims arising up to and including the Effective Date of this Agreement, whether such claims are known to Employee or not.

E.       Employee acknowledges and agrees that the release contained in this Agreement waives any right Employee has to recover damages or other individual relief in any charge or lawsuit brought by Employee, as well as in any charge or lawsuit brought by any governmental agency charged with enforcing any law, whether federal, state or local (any “Governmental Agency”).

F.       Nothing in this Agreement is intended to nor shall the Agreement be interpreted to release or waive Employee’s rights to (i) file an administrative charge with any Governmental Agency (as defined in Section III.E); or (ii) cooperate with or participate in any Governmental Agency charge, investigation or lawsuit. However, as noted in Section III.E, should Employee elect to file or cooperate with or participate in such a charge, Employee has waived his right to recover damages or other individual relief in connection with such a charge.

G.       This Agreement shall not be interpreted to release or require the release of the Company or the Released Parties from any claims or rights arising after the date this Agreement is signed, or release or require the release of any claims or rights that the law prohibits Employee from releasing in this Agreement.

IV.       Employee Understands This Agreement. Employee acknowledges that Employee has had the opportunity to consult an attorney of Employee’s own choosing before entering into this Agreement. Employee represents and warrants that Employee has read all of the terms of this Agreement; and that Employee fully understands and voluntarily accepts these terms, which Employee acknowledges are written in plain language that Employee can and does understand. Employee further acknowledges and agrees that all of Employee’s questions about this Agreement, if any, have been fully answered. Employee further acknowledges and agrees that Employee has been given a reasonable period of time within which to consider this Agreement.

V.       Confidentiality. Employee agrees that the existence, terms and conditions of this Agreement, including the amount of severance furnished under the Agreement, are strictly confidential, and that with the exception of his spouse (if any) and/or attorney (if any), Employee has not and will not, either directly or indirectly, or through any other person, agent or representative, disclose any of the above information, except as required by order of a court of competent jurisdiction, or as may be necessary to protect or enforce rights under this Agreement, or as may be reasonably necessary for obtaining legal advice or for financial reporting or other purposes as required by law, including those set forth in Section III.F. This Agreement does not prohibit Employee from disclosing information that, by law, Employee has an express right to disclose.

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VI.       Return of Company Property. Prior to execution of this Agreement, Employee will return to the Company all of the Company’s property in his possession and/or control, including but not limited to all keys, credit cards, access codes, and documents (original and copies, whether in electronic or other format) relating in any way to the Company. By signing this Agreement, Employee affirms that he has no such property remaining in his possession and/or control. Employee must comply fully with this paragraph before the Company is obligated to perform under the Agreement.

VII.       Time to Consider and Revoke Agreement; Effective Date.

A.       Employee has twenty-one (21) days from the receipt of this Agreement to decide whether to sign it and is advised to consult with an attorney before doing so. Employee understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing. Employee is not to sign this Agreement unless he fully understands its provisions and is signing it voluntarily.

B.       After Employee has signed this Agreement, Employee has seven (7) calendar days to change his mind and notify the Company in writing that Employee has revoked this Agreement (“Revocation Period”). If Employee so revokes this Agreement, this Agreement will be null and void, and will have no force or effect. For this revocation to be effective, written notice must be sent in a manner that complies with the notice provisions of Employee’s Executive Employment Agreement and must be received by the Company on or before the seventh (7th) calendar day after the day Employee signs the Agreement.

C.       If Employee: (1) complies with Section VI above; (2) signs and delivers this Agreement within the time frames and in accordance with the provisions of subsection A of this Paragraph; and (3) does not cancel or revoke the Agreement within seven (7) calendar days after Employee signs this Agreement, this Agreement shall become effective on the eighth (8th) calendar day after Employee signed it (the “Effective Date”).

D.       Employee understands that if he revokes this Agreement, it shall not be effective or enforceable and Employee will not receive any Severance Payment.

VIII.       OWBPA Acknowledgement. Employee acknowledges and agrees that the release set forth in Paragraph III releases all claims under the Age Discrimination in Employment Act (“ADEA”). Employee further acknowledges and agrees that: (1) his release and waiver of any claim under the ADEA is knowing and voluntary; (2) he has been informed by this writing to consult with his attorney prior to executing this Agreement; (3) the consideration furnished under this Agreement is in addition to anything of value to which he is already entitled; (4) Employee has read and fully understands this Agreement and understands that he is waiving any and all age discrimination claims; (5) Employee is not waiving any rights or claims related to the validity of this release (as it pertains to age discrimination claims) and/or claims that may arise after this Agreement is executed; and (6) Employee has been given up to 21 days to consider this Agreement before signing it.

IX.       Attorneys’ Fees and Costs. In the event of litigation arising out of or relating to any alleged breach of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.

X.       Waiver. No waiver of any of the terms of this Agreement shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. The Company or Employee may waive any provision of this Agreement intended for its/his benefit, but such waiver shall in no way excuse the other from the performance of any of its/his other obligations under this Agreement.

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XI.       Severability. In the event that any provision(s) of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of this Agreement shall continue in full force and effect.

XII.       Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire, without regard to the principles of conflicts of law, except to the extent those laws are preempted by federal law.

XIII.       Subsequent Modifications. The terms of this Agreement may be altered or amended, in whole or in part, only upon the signed written agreement of all Parties to this Agreement. No oral agreement may modify any term of this Agreement.

XIV.       Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. This Agreement does not, however, supersede, extinguish, or otherwise modify any confidentiality obligations of Employee, or any post-employment obligations of Employee, that may exist under separate agreements. Such confidentiality obligations remain in full force and effect.

XV.       Execution. This Agreement may be executed in counterparts with the same force and effect as if all signatures appeared on one document.

It is so agreed.

DATED:
Mark Schnepel

FlexEnergy Energy Systems, Inc.

DATED:	By:

Name:

Title:

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Exhibit B

Form of Confidentiality and Invention Assignment Agreement

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

THIS CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (this “Agreement”) is dated as of December 13, 2021 (the “Effective Date”) between FlexEnergy Energy Systems, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (the “Company”), and the undersigned recipient (“Recipient”).

1.             The Relationship. Unless the parties otherwise agree in writing, this Agreement applies during and to Recipient’s service relationship with the Company, whether as an employee, independent contractor, advisor or otherwise (collectively, the “Relationship”). Recipient understands that during the Relationship, the Company intends to provide Recipient with information, including Company Confidential Information (as defined below), without which Recipient would not be able to perform Recipient’s duties to the Company. Recipient acknowledges that the Company is relying on Recipient’s execution and delivery of this Agreement as an inducement to establish and/or maintain the Relationship, and that without this Agreement the Company would not continue with a Relationship with Recipient. The services to be rendered to the Company during the Relationship are referred to as the “Services.” Any rights of Recipient to monetary or other compensation in connection with the Services constitute further consideration for Recipient’s obligations under this Agreement. Recipient acknowledges that Recipient’s obligations under this Agreement survive a termination of the Relationship.

2.             Confidential Information.

(a)           Company Confidential Information. Recipient understands that “Company Confidential Information” means all non-public, confidential or proprietary information and physical material (including any and all combinations of individual items of information) that the Company has or will develop, author, invent, conceive, discover, acquire, create, compile, discover, and/or own, that has value in or to the Company’s business. Company Confidential Information includes both information disclosed by the Company to Recipient (directly or indirectly, in writing, orally, graphically, by machine-readable format, by inspection of tangible objects, or otherwise), and information authored, discovered, developed, invented, conceived, learned, or reduced to practice by Recipient during the course the Relationship. Company Confidential Information also includes all non-public, confidential or proprietary information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is expressly identified as Company Confidential Information.

(i)            By example, and without limitation, Company Confidential Information includes: (A) trade secrets (including but not limited to any information that is a Trade Secret as defined by the any Uniform Trade Secrets Act, similar state law, or the Defense of Trade Secrets Act (“Trade Secrets”)), inventions, ideas, processes, formulas, algorithms, software in source or object code, data, protocols, programs, works of authorship, information fixed in any tangible medium of expression, logos, trademarks, service marks, trade names, trade dress, mask works, know-how, improvements, discoveries, developments, designs and drawings, techniques, schematics, new products, machines, apparatus, systems, articles of manufacture, compounds, formulations, configurations, compositions of matter, biological materials, and any other proprietary technologies, in each of the forgoing cases whether or not patentable, copyrightable, or otherwise legally protectable, and all Intellectual Property Rights (as defined below) therein (all of the foregoing collectively, “Inventions”); (B) information regarding research, development, prototypes, samples, plant and equipment, new products, hardware configurations, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing practices, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (C) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (D) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (E) information regarding Company personnel, employee lists, compensation, and employee skills; (F) other Company documents, agreements, files, reports, notes, and materials; and (G) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Without limiting the foregoing, Recipient specifically acknowledges that the customer lists and sales lead lists of the Company are confidential and not readily known to the Company’s competitors, that such customers are particularly important to the Company’s business, that business relationships between such customers and the Company would normally continue unless interfered with, and that solicitation of such customers by Recipient, following the termination of the Relationship, would cause injury to the Company’s business.

(ii)           Notwithstanding the foregoing, Company Confidential Information does not include any such information which Recipient establishes (A) was in the public domain at the time of disclosure by the Company to Recipient (other than as a result of, directly or indirectly, any violation of this Agreement or other wrongful action or omission by Recipient); (B) is in the public domain after disclosure by the Company to Recipient (other than as a result of, directly or indirectly, any violation of this Agreement or other wrongful action or omission by Recipient); or (C) was in Recipient’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as demonstrated by Recipient’s written records in existence immediately prior to the time of the disclosure; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. Also, if the Relationship is that of an employee, this Agreement shall not limit Recipient’s rights to discuss the terms and working conditions of the Relationship to the extent protected by applicable law.

(b)           Nature and Ownership of Company Confidential Information. Recipient understands and acknowledges that (i) the Relationship creates a relationship of confidence and trust with respect to the Company Confidential Information, and that the Company has a protectable interest therein, (ii) during the Relationship, Recipient will receive and have access to Company Confidential Information, (iii) because of the nature of the Company’s business, the protection of such Company Confidential Information is of vital concern to the Company, and (iv) the Company Confidential Information represents one of the most important assets of the Company and enhances the Company’s opportunity for maintaining business and future growth. Recipient further (A) acknowledges and agrees that the Company retains sole and exclusive ownership of all Company Confidential Information (including all associated Intellectual Property Rights (defined below)), (B) acknowledges and agrees that Recipient obtains no title or interest in or to any Company Confidential Information, and (C) agrees to assign, and hereby assigns, to the Company (and successors and designees) any rights or interests that Recipient may have or acquire in any Company Confidential Information.

(c)           Nonuse and Nondisclosure; Compelled Disclosure.

(i)            Recipient agrees that during and after the Relationship, except as permitted under this Section 2(c) or Section 10(l), Recipient shall hold Company Confidential Information in strict confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information. Recipient shall not (A) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of the Relationship, or (B) disclose the Company Confidential Information to any third party without the prior written authorization of the Company. Recipient understands that Recipient’s unauthorized use or disclosure of Company Confidential Information may lead to immediate termination of the Relationship and additional legal action by the Company. Recipient shall immediately notify the Company, in writing, of any known or perceived disclosure or misappropriation of the Company's Proprietary Information of which Recipient is aware, whether such disclosure or misappropriation is a result of a negligent or an intentional act of Recipient or a third party.

(ii)           Notwithstanding anything to the contrary, during and following the Relationship, Recipient shall hold in strictest confidence the Company’s Trade Secrets that come into Recipient’s knowledge during the Relationship, and shall not directly or indirectly disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret or the obligations of this Agreement are effective, whichever is longer. If Recipient has any questions regarding what data or information constitutes a Trade Secret, Recipient agrees to contact the appropriate person(s) at the Company for written clarification.

(iii)          If Recipient is required to disclose any Company Confidential Information pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction (a “Legal Order”), prior to such disclosure Recipient shall use best efforts to provide the Company with (A) prompt written notice of such requirement so that the Company may seek, at its sole cost and expense, a protective order or other remedy; and (B) reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, Recipient remains required by a Legal Order to disclose any Company Confidential Information, the Recipient (or its Representatives or other persons to whom such Legal Order is directed) shall disclose no more than that portion of the Company Confidential Information which, in the written opinion of the Recipient's legal counsel, such Legal Order specifically requires the Recipient to disclose.

(d)           Associated Third Party Information. Recipient recognizes that the Company has received, and in the future will receive, from third parties associated with the Company, such as the Company’s customers, suppliers, licensors, licensees, advisors, independent contractors, partners or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”), subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. Recipient agrees at all times during the Relationship and thereafter, that Recipient owes the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any other third party except as necessary in carrying out Recipient’s work for the Company consistent with the Company’s agreement with such Associated Third Parties. Recipient further agrees to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. Recipient understands that Recipient’s unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during or after the Relationship may lead to disciplinary action, up to, and including, immediate termination and additional legal action by the Company. Recipient understands that Recipient’s unauthorized use or disclosure of Company Confidential Information may lead to immediate termination of the Relationship and additional legal action by the Company.

(e)           Former Employer Confidential Information. Recipient agrees that during the Relationship, Recipient has not and shall not improperly access, download, upload, store, use, disclose, or induce the Company to access, use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Recipient has an obligation of confidentiality. Recipient further agrees that Recipient has not brought, and shall not bring, onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets or other confidential information belonging to any third party unless disclosure to, and use by, the Company has been consented to, in writing, by such third party.

(f)            Defend Trade Secrets Act. Misappropriation of a trade secret of the Company in breach of this Agreement may subject Recipient to criminal liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle the Company to injunctive relief, and require Recipient to pay compensatory damages, double damages, and attorneys’ fees. Notwithstanding any other provision of this Agreement, the Company hereby notifies Recipient in accordance with the DTSA that Recipient will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company further notifies Recipient that if Recipient files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Recipient may disclose the Company’s trade secrets to Recipient’s attorney and use the trade secret information in the court proceeding if Recipient files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(g)           Other Rights. For the absence of doubt, this Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

3.             Inventions.

(a)           Company Inventions. For purposes of this Agreement, “Company Inventions” means any and all prior, existing and future Inventions solely or jointly authored, discovered, developed, invented, conceived, or reduced to practice by Recipient (solely or jointly with others) (i) in connection with, relating to, or as a result of, the services performed for the Company, (ii) with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, or (iii) otherwise relating to the Company’s actual or anticipated businesses, products, services, or research and development, except as otherwise provided in Section 3(g) or Section 3(h) below.

(b)          Assignment of Company Inventions.

(i)            Recipient agrees that all right, title, and interest in and to any and all Company Inventions are the sole property of the Company. Recipient also agrees to promptly make full written disclosure to the Company of any Company Inventions. Recipient agrees to deliver and assign, and hereby irrevocably assigns, fully to the Company (and its successors and designees) all of Recipient’s right, title, and interest in and to the Company Inventions. Recipient expressly agrees that this assignment includes a present conveyance to the Company of ownership of any of the Company Inventions that are not yet in existence. Recipient hereby waives and irrevocably quitclaims to the Company (and successors and designees) any and all claims, of any nature whatsoever, that Recipient now has or may hereafter have for infringement of any and all of the Company Inventions. Upon the Company’s request, Recipient further agrees to assign to a Company-designated third party, including without limitation the United States, all of Recipient’s right, title, and interest in and to any particular Company Invention(s).

(ii)           Recipient further acknowledges that for any Company Invention, Company, in its sole discretion, may make an application for patent as the applicant under 37 CFR 1.46 as a juristic entity under 37 CFR § 1.31. Recipient further acknowledges that all original works of authorship that are made by Recipient (solely or jointly with others) within the scope of and during the period of the Relationship and that are protectable by Copyright are “works made for hire,” as that term is defined in the United States Copyright Act. “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country. Recipient understands and agrees that Recipient has no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company. Recipient further waives all of Recipient’s rights under the United States Copyright Act and under any other country’s copyright law, including any rights provided in 17 U.S.C. § 106 and 106A, for any and all purposes for which such work product and any derivative works thereof may be used to the full extent now or hereafter permitted by the laws of the United States of America or the laws of any other country.

(c)           Moral Rights; Non-Assignable and Non-Licensable Rights. The assignment to the Company of the Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure, withdrawal, special, and any other similar rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like recognized by the laws of any jurisdiction or country (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Recipient hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. Recipient further acknowledges and agrees that neither Recipient’s successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto). To the extent any of the rights, title, and interests in and to Company Inventions cannot be assigned by Recipient to the Company, Recipient hereby grants to Company an exclusive, royalty-free, perpetual, irrevocable, transferable, worldwide, fully paid-up license (with the right to grant and authorize multiple tiers of sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Company Inventions, without restriction, including, without limitation, as part of, or in connection with, such Company Invention, and to practice any method related thereto. To the extent any of the rights, title, or interests in and to Company Inventions can neither be assigned nor licensed by Recipient to the Company, Recipient hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title, and interests against the Company, any of the Company’s successors in interest, or any of the Company’s customers.

(d)           Maintenance of Records. Recipient agrees to keep and maintain adequate, current, accurate and authentic written records of Company Inventions authored, discovered, developed, invented, conceived, or reduced to practice by Recipient (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic files, reports, data or recordings, or any other format that may be specified by the Company. As between the Company and Recipient, the records are and shall be available to and remain the sole property of the Company at all times. Recipient agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. Recipient agrees to deliver all such records (including any copies thereof) to the Company upon the termination of the Relationship as provided in Section 5.

(e)           Cooperation in Perfecting Rights. Recipient agrees to assist the Company, or its designee, at the Company’s expense, in every appropriate way to secure the Company’s, or its designee’s, rights in the Company Inventions and any Copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights recognized by the laws of any jurisdiction or country (collectively, “Intellectual Property Rights”) relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company or its designee shall deem appropriate or necessary in order to apply for, register, obtain, maintain, defend, enforce and transfer such rights, or if not transferable, waive and agree never to assert such rights, and in order to deliver, assign and convey to the Company (and successors and designees) the sole and exclusive right, title, and interest in and to such Company Inventions and any Intellectual Property Rights relating thereto, and testifying in a suit or other proceeding relating to such Company Inventions. Recipient further agrees that Recipient’s obligation to execute or cause to be executed, when it is in Recipient’s power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world.

(f)           Attorney-in-Fact. Recipient agrees that, if the Company is unable because of Recipient unavailability, mental or physical incapacity, or for any other reason to secure Recipient’s signature with respect to any Company Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign Intellectual Property Rights registrations covering the Company Inventions assigned to the Company in Section 3(b), then Recipient hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Recipient’s agent and attorney-in-fact, to act for and on Recipient’s behalf to execute and file any instruments, papers and oaths, and to do all other lawfully permitted acts with respect to such Company Inventions to further the prosecution and issuance of Intellectual Property Rights registrations with the same legal force and effect as if executed by Recipient. This power of attorney shall be deemed coupled with an interest, shall be irrevocable, and shall not be affected by Recipient’s subsequent incapacity.

(g)           Prior Inventions. Recipient represents that Exhibit A provides a complete list describing with particularity any and all Inventions that, as of the Effective Date: (i) Recipient (or any Recipient assignee(s)) owns or has an interest, (ii) that may relate to the Company’s actual or anticipated businesses, products, services, or research and development, and (iii) that are not assigned to the Company under this Agreement (“Prior Inventions”); or, if no such list is attached, Recipient represents that there are no Prior Inventions, and to the extent such Prior Inventions do exist and are not listed on Exhibit A, Recipient hereby forever waives any and all rights or claims of ownership to such Prior Inventions. Recipient understands that Recipient’s listing of any Inventions on Exhibit A does not constitute an acknowledgement by the Company of the existence or extent of such Inventions, nor of Recipient’s ownership of such Inventions. Recipient shall not incorporate any Prior Inventions listed on Exhibit A, Prior Inventions required to be listed on Exhibit A or Inventions otherwise owned by any third party into any Company Invention without the Company’s prior written permission. Whether or not Recipient receives written permission, unless the Company otherwise specifically agrees in writing, Recipient hereby irrevocably grants to the Company a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide, fully paid-up license (with the right to grant and authorize multiple tiers of sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Inventions, without restriction, including, without limitation, as part of, or in connection with, such Invention, and to practice any method related thereto.

(h)           Exception to Assignments. Subject to the requirements of applicable state law, if any, Recipient understands that the Company Inventions shall not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention (an “Excluded Invention”) that qualifies fully for exclusion under the provisions of applicable state law, if any, other than those Company Inventions that are covered by a contract between the Company and the United States or any of its agencies that require full title to such Company Invention to be in the United States. In order to assist in the determination of which Inventions qualify for such exclusion, Recipient shall advise the Company promptly in writing, during the Relationship and for a period of 12 months immediately thereafter, of all Inventions that Recipient believes are Excluded Inventions pursuant to this Section 3(h) that solely or jointly authored, discovered, developed, invented, conceived, or reduced to practice by Recipient (i) in connection with, relating to, or as a result of, the services performed for the Company, (ii) with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, or (iii) otherwise relating to the Company’s actual or anticipated businesses, products, services, or research and development.

4.             No Conflicting Obligations.

(a)           Current Obligations. Recipient agrees that, during the Relationship, Recipient (i) has a duty of loyalty to the Company, (ii) shall not engage in or undertake any other employment, occupation, consulting, or commitment that is directly related to Company’s actual or anticipated businesses, products, services, or research and development, and (iii) shall not engage in any other activities or enter any agreements that conflict with this Agreement or Recipient’s other obligations to the Company. Without limiting the generality of the foregoing, Recipient further agrees that Recipient shall not, directly or indirectly through another person or entity, during the Relationship (A) anywhere in the world, render services of any nature to any person or entity who engages in any business that competes with the Company, (B) solicit or induce any employee or service provided of the Company to leave the employ or service of the Company, (C) make any statement or do any act intended to cause the existing or potential customers of the Company to use the products or services of a competitor to the Company, or (D) induce any customer or other business relation of the Company to cease doing business with or negatively alter its business with the Company.

(b)           Prior Relationships. Without limiting Section 4(a), Recipient represents and warrants that Recipient has no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Recipient’s obligations to the Company under this Agreement, or Recipient’s ability to perform the services for which Recipient is being engaged by the Company. Recipient further agrees that if Recipient has signed a confidentiality agreement or similar type of agreement with any former client, employer or other third party, Recipient shall comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. Recipient represents and warrants that after undertaking a careful search (including searches of Recipient’s computers, cell phones, electronic devices, and documents), Recipient have returned all property and confidential information belonging to all prior clients, employers and/or other third parties for which Recipient has performed services in accordance with the terms of Recipient’s applicable agreement. Recipient acknowledges and agrees that Recipient has provided the Company with copies of all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other third party, that may relate to or restrict Recipient’s ability to perform services for the Company, or fulfill any obligation Recipient may have to the Company. Moreover, Recipient agrees to fully indemnify the Company, its directors, officers, managers, members, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor entities, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from Recipient’s breach of Recipient’s obligations under any agreement with a third party to which Recipient is a party or obligation to which Recipient is bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

5.             Return of Company Materials.

(a)           Definition of Electronic Media Equipment and Electronic Media Systems. For purposes of this Agreement, “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. For purposes of this Agreement, “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for Recipient’s use directly by the Company or by third-party providers on behalf of the Company.

(b)           Return of Company Property. Recipient acknowledges and agrees that anything that Recipient creates or works on for the Company while performing the Services belongs solely to the Company and that Recipient cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon a termination of the Relationship for any reason or upon the Company’s request at any other time, Recipient shall immediately deliver to the Company, and shall not keep in Recipient’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all equipment including all Electronic Media Equipment, all tangible embodiments of the Company Inventions, all information electronically stored on any Electronic Media Equipment or Electronic Media System and passwords to access the same, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, drafts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 3(d). In connection with Recipient’s obligation to return information to the Company, Recipient shall not copy, delete, or alter any information, including personal information voluntarily created or stored, contained upon Electronic Media Equipment or Electronic Media Systems before Recipient returns the information to the Company.

(c)           Return of Company Information on Personal Electronic Media Equipment. In addition, if Recipient has used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any Company information, including, but not limited to, Company Confidential Information, Recipient shall make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and, if Recipient locates such information, Recipient shall notify the Company of that fact, provide the Company with a computer-useable copy of all such Company information from those equipment and systems, and then permanently delete and expunge any Company Confidential Information from the Electronic Media Equipment and Electronic Media Systems, as applicable. Recipient shall cooperate reasonably with the Company to verify that the necessary copying and deletion is completed (including providing the Company access to the Electronic Media Equipment or Electronic Media System as reasonably requested to verify that the necessary copying and/or deletion is completed) and upon request providing a sworn declaration confirming the return of information and property and deletion and non-possession of information.

6.             Use of Technology Systems.

(a)           Recipient acknowledges and agrees that Recipient has no reasonable expectation of privacy in any computer, handheld device, telephone, voicemail, email, or other technology system that is used to conduct the business of the Company. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, with or without notice, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. Recipient is not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and Recipient shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. Recipient understands that it is Recipient’s responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which Recipient will have access in connection with the Relationship.

(b)           Recipient agrees not to incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies, if any, allowing the use of such software.

(c)           Recipient is aware that the Company has or may acquire software and systems that are capable of accessing, monitoring and recording all Company network traffic to and from any computer, handheld device, telephone, voicemail, email, or other technology system Recipient may use to access the Company’s internal networks. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems, with or without notice to Recipient and/or in Recipient’s absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by Recipient), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information Recipient has downloaded. In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

(d)           Recipient acknowledges and agrees that Recipient has no expectation of privacy in Company property. Recipient agrees that any Company property situated on Company premises, or held by third-party providers for the benefit of the Company, is subject to inspection by Company personnel at any time with or without further notice. Any property situated on the Company’s premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Recipient also acknowledges and agrees that as it relates to the Company’s desire to protect its confidential and proprietary information, Recipient has no expectation of privacy as to any personal Electronic Media Equipment or personal Electronic Media Systems that Recipient uses for Company purposes. Recipient further agrees that the Company, at the Company’s sole discretion, may have access to such personal Electronic Media Equipment or personal Electronic Media Systems to retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems.

7.             No Change to Duration of Relationship. Recipient understands and acknowledges that this Agreement does not alter, amend or expand upon any rights Recipient may have in the duration of any independent contractor, employment or other service relationship with the Company under any other agreement or under applicable law. Except as expressly otherwise agreed in writing and signed by the president or chief executive officer of the Company (or another properly authorized officer of the Company), Recipient understands and acknowledges that (a) the Relationship is and shall remain for no specified term and constitutes an “at-will” arrangement, (b) the Relationship may be terminated at any time, with or without good cause or reason or for any or no cause or reason, at Recipient’s option or at the Company’s option, with or without prior notice, and (c) that the Company may modify Recipient’s role, position, duties and/or compensation, as applicable, from time to time as the Company deems necessary.

8.             Publication of this Agreement to Subsequent Employer or Business Associates.

(a)           If Recipient is offered employment or the opportunity to enter into any business venture as owner, partner, consultant, or other capacity during the two years following the Relationship, Recipient agrees to inform Recipient’s potential employer, partner, co-owner, and/or others involved in managing the business with which Recipient has an opportunity to be associated of Recipient’s obligations under this Agreement and also agrees to provide such person or persons with a copy of this Agreement.

(b)           Recipient agrees to inform the Company of all employment and business ventures which Recipient enters into during the two years following the Relationship, and Recipient also authorizes the Company to provide copies of this Agreement to Recipient’s employer, partner, co-owner, and/or others involved in managing the business with which Recipient becomes employed or associated and to make such persons aware of Recipient’s obligations under this Agreement. Recipient further agrees that, upon written request by the Company, Recipient shall respond to the Company in writing regarding the status of Recipient’s engagement or proposed engagement with any party during the two years following the Relationship.

9.             Termination Certification. Upon the termination of the Relationship, Recipient shall immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B; however, Recipient’s failure to sign and deliver the Termination Certification shall in no way diminish Recipient’s continuing obligations under this Agreement. Recipient shall also keep the Company advised of Recipient’s primary address for a period of three (3) years after the termination of the Relationship, so that the Company can contact Recipient regarding Recipient’s continuing obligations provided by this Agreement.

10.           Miscellaneous.

(a)           Further Assurances. Recipient agrees to promptly execute and deliver, both during and after the end of the Relationship, such additional instrument, documents, or oaths, as the Company may request for the purpose of carrying out terms and purposes of this Agreement.

(b)           Governing Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Hampshire or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Hampshire.

(c)           Jurisdiction; Venue; Service of Process; Waiver of Jury Trial. Each of the parties hereto knowingly, voluntarily, and irrevocably (i) submits to the exclusive jurisdiction and venue of any state or federal court sitting in the State of New Hampshire, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court, (ii) expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum, provided that the Company or its successors or assigns may seek injunctive or equitable relief from any court in any jurisdiction, and (iii) agrees that the other party to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consents, waivers and agreements of the parties. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to (A) if to the Company, to the Company’s primary business office, and (B) if to Recipient, to Recipient’s address as set forth in the Company’s records, with such service of process to become effective ten (10) days after such mailing. EACH PARTY ALSO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(d)           Equitable Relief. Recipient acknowledges and agrees that, by virtue of Recipient’s Relationship, the Services provided, and the access to and use of Company Confidential Information, any violation by Recipient of any of the undertakings contained in this Agreement would cause the Company immediate, substantial, and irreparable injury for which the Company has no adequate remedy at law. Accordingly, Recipient agrees and consents to the entry of an injunction or other equitable relief (including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions) by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Agreement, in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement. Recipient waives posting of any bond otherwise necessary to secure such injunction or other equitable relief (or, where such a bond or security cannot be waived, Recipient agrees that a $1,000 bond shall be adequate). Rights and remedies provided in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to the Company under any other agreement or applicable law.

(e)           Administrative Relief. To the extent the Relationship is that of an employee, RECIPIENT UNDERSTANDS THAT THIS AGREEMENT DOES NOT PROHIBIT RECIPIENT FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION (OR EQUIVALENT STATE AGENCY), THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD.

(f)            Entire Agreement. This Agreement, including the Exhibit(s) to this Agreement, sets forth the entire agreement and understanding between the Company and Recipient with respect to the subject matter herein and supersedes all prior and contemporaneous discussions, understanding, representations and agreements, whether or written or oral, between the Company and Recipient, relating to the subject matter of this Agreement (but expressly does not supersede, amend, release, limit or terminate any non-competition, non-solicitation, non-interference, non-disparagement or other similar obligation of the Recipient to the Company or any affiliate thereof under any previously executed agreement). Recipient represents and warrants that Recipient is not relying on, and hereby disclaims any reliance upon, any statement or representation of any kind or nature not expressly contained in this Agreement. For clarity, (i) Recipient’s obligations to the Company under this Agreement are separate from, and in addition to, any of Recipient’s obligations to the Company under any other agreement, and (ii) the execution of this Agreement does not release, limit or terminate any liability of, or breach by, Recipient under any confidentiality and invention assignment agreement or similar agreement previously executed by Recipient.

(g)          Severability; Construction. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

(h)           Applicability to Past Activities. Recipient agrees that if and to the extent that, during any Prior Engagement Period (defined below): (i) Recipient received access to any information that would have been Company Confidential Information if Recipient received access to such information during the Relationship; or (ii) Recipient authored, discovered, developed, invented, conceived, or reduced to practice any Invention, including any Intellectual Property Rights with respect thereto, that would have been a Company Invention if authored, discovered, developed, invented, conceived, or reduced to practice during the Relationship; then any such information shall be deemed Company Confidential Information hereunder and any such Invention shall be deemed a Company Invention hereunder, and this Agreement shall apply to such information or Invention as if authored, discovered, developed, invented, conceived, or reduced to practice under this Agreement. For purposes of this Agreement, “Prior Engagement Period” means any period of time prior to the date of this Agreement and/or the Relationship that Recipient provided services to the Company or to a predecessor in interest thereof.

(i)            Amendments and Waivers. Except as provided in Section 10(g), no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in a writing signed by Recipient and a duly authorized officer of the Company. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Waiver by the Company of a breach of any provision of this Agreement shall not operate as a waiver of any other or subsequent breach. Any refusal or failure of the Company or its successors or assigns to enforce any of the restrictive covenants set forth in this Agreement against Recipient, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Company or its successors or assigns of the restrictive covenants set forth herein.

(j)            Successors and Assigns. This Agreement will be binding upon Recipient’s heirs, executors, assigns, administrators, and other legal representatives, and shall be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. The Company may freely assign this Agreement and any of its rights and obligations under this Agreement. Recipient may not assign, whether voluntarily or by operation of law, any of Recipient’s rights and obligations under this Agreement, except with the prior written consent of the Company.

(k)           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All notices and communications shall be addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(l)           Protected Activities. Nothing in this Agreement shall in any way limit or prohibit Recipient from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Engagement Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, Recipient is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Recipient obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Recipient shall take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the relevant government agencies. “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

(m)          Advice of Counsel. Recipient acknowledges THAT, IN EXECUTING THIS AGREEMENT, Recipient Has HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND Recipient Has read and understands ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(n)           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of an electronic copy shall have the same force and effect as execution of an original, and an electronic signature shall be deemed an original and valid signature.

(o)           Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law by email or any other electronic means. Recipient hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[SIGNATURES ON FOLLOWING PAGE]

The parties have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

COMPANY:

FLEXENERGY ENERGY SYSTEMS, INC.

By:	/s/ Wes Kimmel
Name:	Wes Kimmel
Title:	Chief Financial Officer

Address:
112 Corporate Drive, Suite 3
Portsmouth, NH 03801

Email:	wes.kimmel@flexenergy.com

RECIPIENT:

Mark Schnepel
(Print Recipient Name)

/s/ Mark G. Schnepel
(Signature of Recipient)

Address:
[***]
[***]

Email:	[***]

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 3(g)

The following is a list of all Inventions that, as of the Effective Date: (1) Recipient made, and/or (2) belong solely to Recipient or belong to Recipient jointly with others or in which Recipient has an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company:

Title	Date	Identifying Number or Brief Description

Except as indicated above on this exhibit, Recipient has no inventions, improvements or original works to disclose pursuant to Section 3(a) of this Agreement.

___ Additional pages attached

RECIPIENT:

Mark Schnepel
(Print Recipient Name)

/s/ Mark G. Schnepel
(Signature of Recipient)

December 13, 2021
(Date)

EXHIBIT B

TERMINATION CERTIFICATION

This Termination Certification (this “Certification”) is delivered pursuant to the Confidential Information and Invention Assignment Agreement (the “Agreement”) between the undersigned and FlexEnergy Energy Systems, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”). Capitalized terms not otherwise defined in this Certification have the meanings given in the Agreement.

Recipient certifies that Recipient does not have in Recipient’s possession, nor has Recipient failed to return, any Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of the Company Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 3(d) of the Agreement.

Recipient further certifies that Recipient has complied with all the terms of the Agreement signed by Recipient, including the reporting of any Inventions (as defined therein), conceived or made by Recipient (solely or jointly with others) covered by the Agreement, and Recipient acknowledges Recipient’s continuing obligations under the Agreement.

Recipient further agrees that, in compliance with the Agreement, Recipient shall preserve as confidential all Company Confidential Information, including all Trade Secrets, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information.

RECIPIENT:

Mark Schnepel
(Print Recipient Name)

(Signature of Recipient)

(Date)